EXHIBIT 99.1

Apollo Gold Commences Development of the Black Fox Mine

Denver, Colorado - October 27, 2008 - Apollo Gold Corporation (“Apollo”) (TSX: APG) (AMEX: AGT) is pleased to give an update on the status of activities related to commencement of mining at its 100% owned Black Fox Project (“Black Fox”) located near Timmins, Ontario, Canada. Since April 2008, when Apollo completed the feasibility study on the Black Fox mine, it has made progress on a number of fronts.

Permits

Apollo has received all necessary permits and approvals required to commence mining activities. In particular, it has received Certified Closure Plan Approval, an Amended Certificate of Approval for Industrial Sewage Works, and a Permit to Take Water (Surface and Ground Water.)

Mining Operations

On October 23, 2008, Apollo commenced removal of the glacial till material which overlays the open pit. This removal is scheduled to be completed in May 2009. Mining of the open pit is expected to commence in March 2009. Apollo has placed orders for the long lead time mining equipment, and all items required to commence mining are scheduled to be on site in January and February 2009.

We expect that, by the second quarter of 2009, the open pit will produce 1,500 tonnes of ore per day, which will be sufficient to feed the mill. Based on this assessment, we have decided to defer underground mining to periods after 2009.

Mill Complex

Apollo has recently reviewed the costs associated with upgrading the Black Fox mill complex to process 1,500 tonnes of ore per day (1,650 tonnes at a 90% availability). It is estimated that the cost of the upgrade would be $17.0 million and that the upgrade could be completed by April 2009.

Apollo is currently in the process of placing orders for the long lead time items required for mill upgrade, with the key item being a new 12ft x 18ft 1200 kw ball mill to enhance the grinding circuit, which is scheduled to arrive in March 2009.

Financing

In May 2008 Apollo retained Macquarie Bank Ltd. (“Macquarie”) and RMB Resources Inc. (“RMB”) as joint arrangers (the “Banks”) and underwriters for the Black Fox project finance facility. The Banks have conducted extensive due diligence and this process is nearing completion. Following completion of diligence, Apollo and the Banks will be in a position to proceed with credit committee approvals and negotiation of definitive documents.

Reserves

In February 2008 Apollo announced mineral reserves shown in the table below calculated based on a gold price of US$650/oz.

Black Fox Probable Reserve Statement as of February 29, 2008

Mining Method	Cut-off Au (grams of gold per tonne)	Tonnes	Grade (grams of gold per tonne)	Contained oz Au
Open Pit	1	4,350,000	5.2	730,000
Underground[1]	3	2,110,000	8.8	600,000
Total				1,330,000
1Underground Reserves assume 95% mining recovery 17% planned dilution and 5% unplanned dilution both at 0 gpt grade.

R. David Russell, President and CEO said “I am happy that I can announce today that we have permits, we have a mill, we have started developing the open pit, equipment is on order, the refurbishment of the mill is underway and the last piece of the puzzle, the project financing, is progressing satisfactorily. Apollo Gold’s Black Fox personnel are to be congratulated as they have worked diligently on this project through the various phases of exploration, reserve determination, mine design, technical studies, feasibility studies and permitting, and we are very pleased that we are now in construction and are projecting mill start up and processing of ore in April 2009 with a goal of reaching the design capacity of 1,500 tonnes of ore per day before the end of the second quarter 2009.”

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels Mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

This press release has been reviewed and approved for release by Richard Nanna, Professional Geologist, Apollo's Senior Vice-President, Exploration and Development and is a designated a “Qualified Person” under NI 43-101.

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding estimated reserves of the Black Fox project, the timing of commencement of production and amount of ore that may be produced at Black Fox, the timing of receipt of equipment needed to commence mining and for mill upgrade, the cost and timing of upgrades to the Black Fox mill, the timing assumptions regarding development of the mine at Black Fox, the timing of mining and processing operations at Black Fox; successful completion of project financing at Black Fox; the receipt of permits, the timing of removal of open pit glacial till, and throughput rates of the stock mill are forward-looking statements that involve various risks and uncertainties. There is no assurance that the mining at Black Fox will occur on the schedule, or with the results, set forth in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: unforeseen obstacles in the glacial till removal; increases in anticipated cash costs, operating costs, mining costs, capital expenditures and other costs; delays in obtaining equipment; decreases in anticipated plant gold recoveries and gold prices, global economic factors, which may affect the availability and cost of financing; delays or problems in construction and start-up; variations in ore grade; mining or processing problems or issues; and other factors disclosed under the heading “Risk Factors” and elsewhere in Apollo documents filed from time to time with the Toronto Stock Exchange, the American Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

Contact Information:

Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com